Exhibit 99.6

2006 Executive Officers Bonus Plan Summary

The Company pays cash bonuses to its executive officers based upon the Company’s annual financial performance. On November 22, 2005, the Personnel Committee of the Board of Directors approved the structure of the awards that will be granted in 2006. Under this structure, cash bonuses will be paid based upon levels of achievement in six key financial measures. A minimum return on average assets of 1% must be achieved for the year for cash bonuses to be paid. The financial measures and the maximum cash bonus as a percent of an individual’s salary for the respective measures are: return on average shareholders’ equity - 10%; return on average assets – 10%; efficiency ratio – 10%; earnings per share growth – 20%; average asset growth – 20%; and credit quality – 10%. Within each category, various performance thresholds are established and the bonus percentages are scaled accordingly. Each executive officer’s bonus equals the sum of the percentages in each of the six performance criteria.

Category	Cash Bonus as a Percent of Salary
Return on Equity	1% to 10%
Return on Assets	1% to 10%
Efficiency Ratio	1% to 10%
Earnings Per Share Growth	1% to 20%
Average Asset Growth	1% to 20%
Credit Quality *	1% to 10%

*	credit quality is defined as the sum of loan losses net of recoveries plus nonaccrual loans plus loans 90 days or more past due plus foreclosed properties as a percent of total loans outstanding.